Exhibit 99.1

Global Power Equipment Group Closes Acquisition of Koontz-Wagner Custom Controls

Expands Global Product Offerings for the Natural Gas Turbine Power Generation Market

Diversifies Markets Served With Addition of Oil & Gas Pipeline Industry

IRVING, Texas, July 31, 2012 (GLOBE NEWSWIRE) — Global Power Equipment Group Inc. (Nasdaq:GLPW) (“Global Power” or “Company”) announced today that it has closed the acquisition of Koontz-Wagner Custom Controls Holdings LLC (“Koontz-Wagner”) pursuant to the definitive agreement announced on July 16, 2012. The $31.5 million acquisition was funded from cash on hand. Koontz-Wagner is a leading manufacturer and integrator of engineered packaged control house solutions for the energy, oil & gas, and electrical industries.

Luis Manuel Ramírez, President and Chief Executive Officer of Global Power, commented, “We believe the successful closing of this transaction ahead of schedule demonstrates the high level of confidence and dedication of our team and Koontz-Wagner’s team to consummate the transaction and get to work developing new opportunities for the growth of our Products Division. This acquisition is a logical step in advancing toward our strategic goal to be a leader in the design and manufacture of natural gas turbine auxiliary equipment.”

Koontz-Wagner’s engineered packaged control house solutions are custom designed units that integrate mission critical control electrical systems for gas turbines, oil and gas pipeline compressor stations, electric transmission and distribution systems, as well as other applications. The Koontz-Wagner packaged control housing unit offers full electric integration of control systems to customers’ specifications, which includes cabling, panels and switches, in addition to the steel housing unit, creating complete functionality delivered on site to the end user locations.

Koontz-Wagner’s revenue in 2011 was $34 million. Guidance provided by Global Power on May 1, 2012, applies only to the Company’s organic business and is not being updated at this time.

Mr. Ramirez concluded, “The closing of this acquisition marks the first of what we believe could be many more. Combined with our organic growth initiatives, we are focused on building Global Power into a company with the broadest offering of auxiliary equipment for gas turbines, as well as expanding our range of modification, maintenance and construction support services for utilities, the government and industrial customers.”

The Company plans to discuss this acquisition on its second quarter conference call, which is scheduled for Friday, August 10, 2012, at 10:30 a.m. ET.

Headquartered in South Bend, Indiana since 1921, Koontz-Wagner has delivered products and services to more than 1,000 customer sites in over 35 countries. The business will be included within Global Power’s Products Division.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

The Global Power Equipment Group Inc. Logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=13362

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 14, 2012 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

CONTACT: Investor Relations Contact:

Deborah Pawlowski

Kei Advisors

(716) 843-3908

investorrelations@globalpower.com